Exhibit 99.4

KASW
(A Carve-out of Nexstar Media Group, Inc.)

Financial Statements (Unaudited)
For the Six Months Ended
June 30, 2019 and 2018

KASW
(A Carve-out of Nexstar Media Group, Inc.)

INDEX TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Page
Condensed Balance Sheets as of June 30, 2019 and December 31, 2018	2

Condensed Statements of Operations for the six months ended June 30, 2019 and 2018	3

Condensed Statements of Invested Equity for the six months ended June 30, 2019 and 2018	4

Condensed Statements of Cash Flows for the six months ended June 30, 2019 and 2018	5

Notes to Condensed Financial Statements	6

KASW
(A Carve-out of Nexstar Media Group, Inc.)
CONDENSED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $50 and $53, respectively	$3,491	$3,819
Current broadcast rights	1,351	1,744
Prepaid expenses	105	17
Total current assets	4,947	5,580
Property and equipment, net	3,263	2,807
Noncurrent broadcast rights	1,963	2,749
Goodwill	32,203	32,203
FCC license	35,566	35,566
Other intangible assets, net of accumulated amortization of $655 and $631, respectively	57	82
Total assets	$77,999	$78,987

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$187	$336
Current broadcast rights payable	1,425	1,775
Accrued expenses and other current liabilities	414	546
Total current liabilities	2,026	2,657
Noncurrent broadcast rights payable	2,062	2,853
Deferred tax liabilities	4,925	4,302
Other noncurrent liabilities	454	490
Total liabilities	9,467	10,302
Commitments and contingencies (Note 7)
Invested equity	68,532	68,685
Total liabilities and invested equity	$77,999	$78,987

The accompanying Notes are an integral part of these Unaudited Condensed Financial Statements.

KASW
(A Carve-out of Nexstar Media Group, Inc.)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, unaudited)
	Six Months Ended June 30,
	2019	2018
Net revenue	$8,942	$9,568
Operating expenses (income):
Direct operating expenses, excluding depreciation and amortization	1,122	1,145
Selling, general, and administrative expenses, excluding depreciation and amortization	2,092	2,331
Amortization of broadcast rights	1,031	1,433
Amortization of intangible assets	25	25
Depreciation	245	182
Reimbursement from the FCC related to station repack	(204)	(388)
Total operating expenses	4,311	4,728
Income from operations	4,631	4,840
Income tax expense	(1,142)	(1,209)
Net income	$3,489	$3,631

The accompanying Notes are an integral part of these Unaudited Condensed Financial Statements.

KASW
(A Carve-out of Nexstar Media Group, Inc.)
CONDENSED STATEMENTS OF INVESTED EQUITY
(in thousands, unaudited)

Balance as of December 31, 2018	$68,685
Net fund transfers to Nexstar	(3,642)
Net income	3,489
Balance as of June 30, 2019	$68,532

Balance as of December 31, 2017	$69,227
Net fund transfers to Nexstar	(4,266)
Net income	3,631
Balance as of June 30, 2018	$68,592

The accompanying Notes are an integral part of these Unaudited Condensed Financial Statements.

KASW
(A Carve-out of Nexstar Media Group, Inc.)
CONDENSED STATEMENTS OF CASH FLOW
(in thousands, unaudited)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net Income	$3,489	$3,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	245	182
Provision for bad debt	65	(36)
Amortization of intangible assets	25	25
Amortization of broadcast rights	1,031	1,433
Spectrum repack reimbursements	(204)	(388)
Deferred income taxes	623	654
Payments for broadcast rights	(1,038)	(1,651)
Changes in operating assets and liabilities
Accounts receivable	263	(55)
Prepaid expenses	(88)	(16)
Broadcast rights	45	—
Accounts payable	(149)	223
Accrued expenses and other current liabilities	(56)	18
Other noncurrent liabilities	(36)	131
Net cash provided by operating activities	4,215	4,151
Cash flows from investing activities:
Purchases of property and equipment	(777)	(273)
Spectrum repack reimbursements	204	388
Net cash (used in) provided by investing activities	(573)	115
Cash flows from financing activities:
Net fund transfers to Nexstar	(3,642)	(4,266)
Net cash used in financing activities	(3,642)	(4,266)
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—

Supplemental disclosure about non-cash investing activities:
Accrued purchases of property and equipment	$14	$479

The accompanying Notes are an integral part of these Unaudited Condensed Financial Statements.

KASW
(A Carve-out of Nexstar Media Group, Inc.)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1.	Background and Business Operations

“KASW” refers to the business related to full power television station (the “station”) KASW, serving the Phoenix, Arizona market and affiliated with the CW, HSN, Grit and Escape television networks; “Nexstar” refers to Nexstar Media Group, Inc. and its subsidiaries; and “Nexstar Broadcasting” refers to Nexstar Broadcasting, Inc., a wholly-owned direct subsidiary of Nexstar.
KASW was acquired by Nexstar Broadcasting on January 29, 2015 pursuant to an asset purchase agreement. The station provides free over-the-air programming to its television viewing audiences in the market it serves. The station’s primary sources of revenue include the sale of commercial air time to local and national advertisers, the sale of advertising spots on KASW’s website where it delivers community focused content, and revenues earned from retransmission consent agreements with traditional multichannel video programming distributors (“MVPDs”), such as cable and satellite providers, and online video distributors (“OVDs”), companies that provide video content through internet streaming. As of June 30, 2019, KASW reached approximately 1.9 million, or 1.7%, of all U.S. television households.
On November 30, 2018, Nexstar entered into a definitive merger agreement with Tribune Media Company (“Tribune”) to acquire Tribune’s outstanding equity. The merger has been approved by the boards of directors of both companies and Tribune’s stockholders and is projected to close in the third quarter of 2019, subject to (i) Federal Communications Commission (“FCC”) approval, (ii) other regulatory approvals, and (iii) satisfaction of other customary closing conditions. As of June 30, 2019, Nexstar owned, operated, programmed or provided sales and other services to 174 full power television stations in 100 markets, including KASW. Tribune is a diversified media and entertainment business, which owns or provides certain services to 44 local television stations (including two satellite television stations) and one AM radio station.
In connection with obtaining termination of the applicable Hart-Scott-Rodino waiting period and the approval of the FCC, Nexstar agreed to divest television stations in certain markets, including KASW. On March 20, 2019, Nexstar entered into a definitive asset purchase agreement to sell KASW and six other stations owned by Tribune to The E.W. Scripps Company (“Scripps”). The consummation of the proposed sale of KASW and six other stations to Scripps is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the closing of the Nexstar and Tribune merger, (ii) the receipt of approval from the FCC and other regulatory approvals, and (iii) the absence of certain legal impediments to the consummation of such transaction. On July 31, 2019, the Department of Justice (“DOJ”) provided its conditional approval of the proposed Nexstar and Tribune merger. On September 16, 2019, the FCC approved the Nexstar and Tribune merger and the related station divestitures, including the sale of KASW. On September 19, 2019, Nexstar and Tribune completed the close of the merger transaction. Nexstar also completed the required station divestitures as of this date, including the sale of KASW to Scripps.
The accompanying unaudited condensed financial statements have been prepared to reflect the financial position, results of operations and cash flows of the television station KASW as if it were a separate entity as of June 30, 2019 and December 31, 2018, and for the six months ended June 30, 2019 and 2018.

2.	Summary of Significant Accounting Policies

Basis of Presentation
Throughout the periods included in these unaudited condensed financial statements, KASW operated as part of Nexstar. Separate stand-alone financial statements have not historically been prepared for the station.
The accompanying unaudited condensed financial statements have been derived from the consolidated financial statements and accounting records of Nexstar and were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial reporting. The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. Results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. The condensed balance sheet as of December 31, 2018 has been derived from the audited financial statements of KASW but does not include all disclosures required under U.S. GAAP for complete financial statements. These unaudited condensed financial statements should be read in conjunction with KASW’s audited financial statements and the related notes for the year ended December 31, 2018.
In the opinion of management, the unaudited condensed financial statements contain all adjustments necessary to state fairly the financial position of KASW as of June 30, 2019 and December 31, 2018 and the results of operations and cash flows for the six months ended June 30, 2019 and 2018. All adjustments reflected in the accompanying unaudited condensed financial statements, which management believes necessary to state fairly the financial position, results of operations and cash flows, have been reflected and are of a normal recurring nature.
The unaudited condensed financial statements include all assets, liabilities revenue and certain expenses that are specifically identifiable to KASW. In addition, shared service costs and certain corporate costs that are not specifically identifiable have been allocated from Nexstar to its television station markets and other business operations, including KASW. These expenses have been allocated based on either the net revenue or headcount, as deemed appropriate. Management considers these allocations to be a reasonable reflection of the utilization of services or the benefits provided to KASW. However, the allocations may not be indicative of the actual expense that would have been incurred had KASW operated as an independent, stand-alone entity.
Nexstar uses a centralized approach for managing cash and financing operations with its subsidiaries, and as such there are no cash or debt balances legally owned by KASW. Through Nexstar’s shared service functions, the treasury activities of KASW include cash collections, cash payments and any other cash transfers. In these unaudited condensed financial statements, all treasury activities relating to KASW are reflected as elements of Invested Equity either as (i) net fund transfers to Nexstar, for the station’s net cash collections, or (ii) net fund transfers from Nexstar, for the station’s net cash outlays. All transactions between the station and Nexstar are considered to be effectively settled for cash in the unaudited condensed financial statements at the time the transaction is recorded. The total net effect of the settlement of these transactions between the station and Nexstar is reflected in the unaudited condensed Statements of Cash Flows as a financing activity, and in the unaudited condensed Balance Sheets and unaudited condensed Statements of Invested Equity as “Net fund transfers to (from) Nexstar”.

Liquidity
KASW does not maintain or legally own separate cash balances as it is subject to Nexstar’s centralized approach for managing cash and financing operations. While KASW had historically generated positive cash flows from its operating activities, KASW’s ability to meet its obligations as they fall due is dependent on KASW’s continued generation of positive cash flows from operations and Nexstar maintaining its pledge, communicated by Nexstar to KASW in the letter of support issued and dated June 28, 2019, to support the station operations and satisfy those liabilities incurred in the normal course of station operations until the station’s change in control.

Recent Accounting Pronouncements
New Accounting Standards Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). Under this guidance, lessees are required to recognize on the balance sheet a right-of-use asset and a lease liability arising from operating leases except for short-term contracts with original terms of twelve months or less. The new guidance also requires enhanced qualitative and quantitative disclosures in the notes to the financial statements and is expected to provide transparency of information and comparability among organizations. ASU 2016-02 and related amendments are effective for fiscal years beginning after December 15, 2019, with early adoption permitted. KASW will adopt ASU 2016-02 as of January 1, 2020 using the optional transition method. As such, the station's reporting for the comparative periods will continue to be in accordance with ASC Topic 840, Leases. The station will apply certain practical expedients offered in the new lease guidance, such as no reassessment of whether expired or existing contracts contain leases, no re-evaluation of the classification of expired or existing leases and no reassessment of initial direct costs for existing leases. Upon adoption, the station expects to record an increase in total assets and total liabilities of less than 3%. Management does not expect the standard to have a material impact on the station’s cash flows or results of operations.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”). The standard requires entities to estimate loss of financial assets measured at amortized cost, including trade receivables, debt securities and loans, using an expected credit loss model. The expected credit loss model differs from the previous incurred losses model primarily in that the loss recognition threshold of “probable” has been eliminated and that expected loss should consider reasonable and supportable forecasts in addition to the previously considered past events and current conditions. Additionally, the guidance requires additional disclosures related to the further disaggregation of information related to the credit quality of financial assets by year of the asset’s origination for as many as five years. In November 2018, the FASB issued ASU No. 2018-19 to clarify the scope of the guidance in the amendments in ASU 2016-13. Entities must apply the standard provision as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods within those fiscal years. KASW is currently evaluating the impact of adopting ASU 2016-13 on its unaudited condensed financial Statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements. The amendments in this update are effective for all entities for fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. KASW is currently evaluating the impact of adopting ASU 2018-13 on its unaudited condensed financial statements.

3.	Intangible Assets and Goodwill

There were no changes to the carrying amounts of goodwill ($32.2 million) and FCC license ($35.6 million) as of June 30, 2019. As of June 30, 2019 and December 31, 2018, intangible assets subject to amortization had carrying amounts of $57 thousand and $82 thousand, respectively. The following table presents KASW’s estimate of amortization expense for the remainder of 2019 and each of the five succeeding fiscal years and thereafter for finite-lived intangibles assets as of June 30, 2019 (in thousands):

Remainder of 2019	$24
2020	33
$57

No events or circumstances were noted leading management to conclude that impairment testing should be performed on intangible assets subject to amortization during the six months ended June 30, 2019.

4.	Income Taxes
KASW has historically been included in Nexstar’s federal income and state tax returns. For purposes of these unaudited condensed financial statements, income taxes related to KASW have been presented as if it were a separate taxpayer. Under this approach, the station determines its current tax liability, deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns in each tax jurisdiction.

For the six months ended June 30, 2019 and 2018, KASW recorded total income tax expense of $1.1 million (which includes current tax expense of $0.52 million) and $1.2 million (which includes current tax expense of $0.56 million), respectively. The effective tax rate on pretax income for both periods was approximately 25%. The rate differs from the U.S. federal statutory rate of 21% due mainly to state income taxes (net of federal benefit).

5.	Related Party Transactions
The Invested Equity had balances of $68.5 million and $68.7 million as of June 30, 2019 and December 31, 2018, respectively, in the accompanying unaudited condensed Balance Sheets and Statements of Invested Equity. These include Nexstar’s historical investment in KASW and the net effect of fund transfers to Nexstar, expense allocations from Nexstar and assumed settlement of current taxes with Nexstar. The unaudited condensed Statements of Invested Equity and Statements of Cash Flows include the change in these balances during each respective period, representing net fund transfers to or from Nexstar.
The unaudited condensed Statements of Operations include direct operating expenses (excluding depreciation and amortization) and selling, general, and administrative expenses (excluding depreciation and amortization). These captions consist of costs that are specifically identifiable to KASW’s operations and costs that have been allocated to the station based on either the net revenue or headcount. These costs include shared service activities and corporate functions related to executive management, accounting and finance, station operations, human resources and payroll, legal, consulting and professional services, information technology, insurance, building and facilities, employee benefit costs, communications, and procurement. The table below summarizes the expenses allocated from Nexstar to KASW and the line items in the accompanying unaudited condensed Statements of Operations such costs were included:

	Six Months Ended June 30,
	2019	2018
Direct operating expenses (excluding depreciation and amortization)	$78	$68
Selling, general, and administrative expenses (excluding depreciation and amortization)	413	577
Depreciation	40	46

Management considers these allocations to be a reasonable reflection of the utilization of services or the benefits provided to KASW. These allocations may not, however, reflect the expense KASW would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if KASW had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.
The current tax expense of KASW amounting to $0.52 million and $0.56 million during the six months ended June 30, 2019 and 2018, respectively, were assumed to be settled with Nexstar through Invested Equity.

6.	FCC Regulatory Matters
Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations. The FCC’s ongoing rule making proceedings could have a significant future impact on the television industry and on the operation of KASW. In addition, the U.S. Congress may act to amend the Communications Act or adopt other legislation in a manner that could impact the station and the television broadcast industry in general.

The FCC has adopted rules with respect to the final conversion of existing low power and television translator stations to digital operations, which must be completed by July 2021.

Media Ownership
The FCC is required to review its media ownership rules every four years and to eliminate those rules it finds no longer serve the “public interest, convenience and necessity.”
In August 2016, the FCC adopted a Second Report and Order (the “2016 Ownership Order”) concluding the agency’s 2010 and 2014 quadrennial reviews. The 2016 Ownership Order (1) retained the then-existing local television ownership rule and radio/television cross-ownership rule with minor technical modifications, (2) extended the ban on common ownership of two top-four television stations in a market to network affiliation swaps, (3) retained the then-existing ban on newspaper/broadcast cross-ownership in local markets while considering waivers and providing an exception for failed or failing entities, (4) retained the dual network rule, (5) made JSA relationships attributable interests and (6) defined a category of sharing agreements designated as SSAs between stations and required public disclosure of those SSAs (while not considering them attributable).
Nexstar and other parties filed petitions seeking reconsideration of various aspects of the 2016 Ownership Order. On November 16, 2017, the FCC adopted an order (the “Reconsideration Order”) addressing the petitions for reconsideration. The Reconsideration Order (1) eliminated the rules prohibiting newspaper/broadcast cross-ownership and limiting television/radio cross-ownership, (2) eliminated the requirement that eight or more independently-owned television stations remain in a local market for common ownership of two television stations in that market to be permissible, (3) retained the general prohibition on common ownership of two “top four” stations in a local market but provided for case-by-case review, (4) eliminated the television JSA attribution rule, and (5) retained the SSA definition and disclosure requirement for television stations. These rule modifications took effect on February 7, 2018, when the Third Circuit denied a mandamus petition which had sought to stay their effectiveness. The Reconsideration Order remains subject to appeals before the Third Circuit.
In December 2018, the FCC initiated its 2018 quadrennial review with the issuance of a Notice of Proposed Rulemaking. Among other things, the FCC seeks comment on all aspects of the local television ownership rule’s implementation and whether the current version of the rule remains necessary in the public interest. Comments and reply comments in the 2018 quadrennial review were filed in the second quarter of 2019.
The FCC’s media ownership rules limit the percentage of U.S. television households which a party may reach through its attributable interests in television stations to 39% on a nationwide basis. Historically, the FCC has counted the ownership of an ultra-high frequency (“UHF”) station as reaching only 50% of a market’s percentage of total national audience. On August 24, 2016, the FCC adopted a Report and Order abolishing this “UHF discount” and that rule change became effective in October 2016. On April 20, 2017, the FCC adopted an order on reconsideration that reinstated the UHF discount, which became effective again on June 15, 2017. A federal court of appeals dismissed a petition for review of the discount’s reinstatement in July 2018. In December 2017, the FCC initiated a comprehensive rulemaking to evaluate the UHF discount together with the national ownership limit. Comments and reply comments were filed in 2018, and the proceeding remains open. Nexstar is in compliance with the 39% national cap limitation.
Spectrum
The FCC is in the process of repurposing a portion of the broadcast television spectrum for wireless broadband use. Pursuant to federal legislation enacted in 2012, the FCC conducted an incentive auction for the purpose of making additional spectrum available to meet future wireless broadband needs. Under the auction statute and rules, certain television broadcasters accepted bids from the FCC to voluntarily relinquish all or part of their spectrum in exchange for consideration, and certain wireless broadband providers and other entities submitted successful bids to acquire the relinquished television spectrum. Over the next several years, television stations that are not relinquishing their spectrum are being “repacked” into the frequency band still remaining for television broadcast use.

The incentive auction commenced on March 29, 2016 and officially concluded on April 13, 2017. KASW did not accept a bid to relinquish its television channel. KASW was assigned a new channel in the reduced post-auction television band. The station completed the necessary technical modifications and transitioned to its post-auction channel on January 29, 2019. Congress has allocated up to an industry-wide total of $2.75 billion to reimburse television broadcasters, MVPDs and other parties for costs reasonably incurred due to the repack. This allocation includes $1 billion added to the TV Broadcaster Relocation Fund as part of the Consolidated Appropriations Act, 2018. Broadcasters and MVPDs have submitted estimates to the FCC of their reimbursable costs. As of February 6, 2019, these costs were approximately $1.9 billion, and the FCC has indicated that it expects those costs to rise. During the year six months ended June 30, 2019 and 2018, KASW spent a total of $703 thousand and $255 thousand, respectively, in capital expenditures related to station repack which were recorded as assets under the property and equipment caption in the accompanying unaudited condensed Balance Sheets. During the six months ended June 30, 2019 and 2018, KASW received $204 thousand and $388 thousand, respectively, in reimbursements from the FCC related to these expenditures which were recorded as operating income in the accompanying unaudited condensed Statements of Operations. KASW cannot determine if the FCC will be able to fully reimburse its repacking costs as this is dependent on certain factors, including the station’s ability to incur repacking costs that are equal to or less than the FCC’s allocation of funds to the station and whether the FCC will have available funds to reimburse KASW for additional repacking costs that it previously may not have anticipated. Whether the FCC will have available funds for additional reimbursements will also depend on the repacking costs that will be incurred by other broadcasters, MVPDs and other parties that are also seeking reimbursements.
The reallocation of television spectrum to broadband use may be to the detriment of the station’s investment in digital facilities, could require substantial additional investment to continue current operations, and may require viewers to invest in additional equipment or subscription services to continue receiving KASW’s television signals. KASW cannot predict the impact of the incentive auction and subsequent repacking on its business.
Exclusivity/Retransmission Consent
On March 3, 2011, the FCC initiated a Notice of Proposed Rulemaking which among other things asked for comment on eliminating the network non-duplication and syndicated exclusivity protection rules, which may permit MVPDs to import out-of-market television stations in certain circumstances.
In March 2014, the FCC adopted a further notice of proposed rulemaking which sought additional comment on the elimination or modification of the network non-duplication and syndicated exclusivity rules. The FCC’s possible elimination or modification of the network non-duplication and syndicated exclusivity protection rules may affect KASW’s ability to sustain its current level of retransmission consent revenues or grow such revenues in the future and could have an adverse effect on the station’s business, financial condition and results of operations. KASW cannot predict the resolution of the FCC’s network non-duplication and syndicated exclusivity proposals, or the impact of these proposals if they are adopted.
On December 5, 2014, federal legislation directed the FCC to commence a rulemaking to “review its totality of the circumstances test for good faith [retransmission consent] negotiations”.  The FCC commenced this proceeding in September 2015 and comments and reply comments were submitted.  In July 2016, the then-Chairman of the FCC publicly announced that the agency would not adopt additional rules in this proceeding. However, the proceeding remains open.
Further, OVDs have begun streaming broadcast programming over the Internet. In June 2014, the U.S. Supreme Court held that an OVD’s retransmissions of broadcast television signals without the consent of the broadcast station violate copyright holders’ exclusive right to perform their works publicly as provided under the Copyright Act. In December 2014, the FCC issued a Notice of Proposed Rulemaking proposing to interpret the term “MVPD” to encompass OVDs that make available for purchase multiple streams of video programming distributed at a prescheduled time and seeking comment on the effects of applying MVPD rules to such OVDs. Comments and reply comments were filed in 2015. Although the FCC has not classified OVDs as MVPDs to date, several OVDs have signed agreements for retransmission of local stations within their markets and others are actively seeking to negotiate such agreements.
7. Contingencies
Litigation
From time to time, KASW is involved with claims that arise out of the normal course of its business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the station’s financial position or results of operations.

8. Subsequent Events
On September 19, 2019, following the DOJ approval and the FCC approval, Nexstar and Tribune completed the close of the merger transaction. Nexstar also completed the required station divestitures as of this date, including the sale of KASW to Scripps.
Subsequent events have been evaluated through September 19, 2019, the date these unaudited condensed financial statements were available to be issued. There were no other significant transactions that required recognition or additional disclosures in these unaudited condensed financial statements as of the evaluation date other than completion of the sale of KASW as disclosed above and in Note 1 to the unaudited condensed financial statements.